Exhibit 99.1

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT PROMOTES
ELANA SOFKO TO CHIEF OPERATING OFFICER

COS COB, CT – NOVEMBER 14, 2017 – Chicken Soup for the Soul Entertainment, Inc. (“CSS Entertainment”) (Nasdaq: CSSE), a fast-growing provider of positive and entertaining video content, today announced that Elana Sofko has been appointed to the new position of chief operating officer.

Ms. Sofko’s qualifications include worldwide experience in distribution, monetization, digital tech and products, and business and corporate development.

“Elana is a recognized, seasoned and trusted business executive and results-driven leader,” said William J. Rouhana, Jr., chairman and chief executive officer. “Promoting Elana to the additional position of COO reflects my high level of confidence in Elana and in her ability to drive the operations, development and growth of our business, including our Screen Media operations.”

“The shifts in media consumption today create a compelling opportunity to scale Chicken Soup for the Soul Entertainment's reach and serve audiences with content in any genre and on any platform,” said Ms. Sofko. “I am incredibly excited to help lead the company in its next phase of growth and innovation.”

Ms. Sofko joined CSS Entertainment in 2016 as senior vice president of business development and distribution. Ms. Sofko brings over two decades of media and entertainment experience. Prior to joining the company, Ms. Sofko focused on a range of digital business growth initiatives for World Wrestling Entertainment, including international expansion and localization of WWE’s digital properties. Ms. Sofko also supported the launch and international expansion of the WWE Network, a subscription-based video over-the-top (OTT) service. Previously, Ms. Sofko worked on the launch of satellite radio as part of the start-up team at a predecessor of SiriusXM. She has also overseen strategic growth initiatives at ESPN and A&E Television Networks.

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. is a fast-growing provider of positive and entertaining video content that brings out the best of the human spirit. The company is aggressively growing its business through a combination of organic growth, licensing and distribution arrangements, acquisitions, and strategic relationships. Chicken Soup for the Soul Entertainment is also expanding its partnerships with sponsors, television networks and independent producers. The company will make its video content available to consumers globally through television and online networks, including its online affiliate APlus.com. The company is a subsidiary of Chicken Soup for the Soul, LLC.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the offering circular) and uncertainties which could cause actual results to differ from the forward looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

MEDIA CONTACT

Jeanene Timberlake

RooneyPartners LLC

jtimberlake@rooneyco.com

(646) 770-8858

INVESTOR RELATIONS

Sanjay M. Hurry/Jody Burfening

LHA Investor Relations

CSSEnt@lhai.com

(212) 838-3777